Exhibit 99

News Release
Contacts:
Exelon
Investor Relations: Joyce Carson (312) 394-3441
Media Relations: Kellie Szabo (312) 394-3071
PSEG
Investor Relations: Sue Carson (973) 430-6565
Media Relations: Paul Rosengren (973) 430-5911

Exelon and PSEG Provide Merger Update
CHICAGO and NEWARK (June 19, 2006) — Exelon Corporation (NYSE: EXC) and Public Service Enterprise Group Incorporated (NYSE: PEG) announced today that they are continuing their efforts to obtain approval of their proposed merger before the U.S. Department of Justice (DOJ) and New Jersey Board of Public Utilities (NJBPU).
Under the Exelon/PSEG Merger Agreement, either party has the option to terminate the transaction without penalty at any time after June 20, 2006. However, both companies will continue their efforts to obtain the necessary regulatory approvals. Neither Exelon nor PSEG has taken any action to terminate the Merger Agreement or extend the June 20, 2006 date in the Merger Agreement.
“We are moving ahead to get our last two remaining regulatory approvals,” said John W. Rowe, chairman, president, and CEO of Exelon. “We continue to make progress in our discussions with the Department of Justice, and we are involved in ongoing settlement discussions in New Jersey. We are trying to successfully complete these discussions as soon as possible. It obviously has taken longer than expected to get through the regulatory approval process.”
DOJ is reviewing issues related to competition. Rowe said, “We are working with DOJ to reach a settlement that addresses its concerns. We made an enhanced offer several weeks ago in New Jersey to demonstrate the significant benefits the merger will bring to the state. Although our settlement proposals make the economics of the transaction somewhat thinner, our board recently re-evaluated the transaction, and has agreed that we should proceed on the assumption that we can reach reasonable settlements at DOJ and in New Jersey. On that basis, we continue to believe that this merger will create substantial long-term value for our shareholders. Higher energy prices have raised the values of Exelon and PSEG about proportionately since the merger was announced in December 2004. And in our view, the strategic value of the merger remains compelling. Of course, our board will make an independent assessment and evaluation of the merger after the terms and conditions of all regulatory requirements are known.”
“We at PSEG also continue to believe the merger makes economic and strategic sense,” said Jim Ferland, chairman and CEO of PSEG. “Like Exelon, our board recently reviewed the transaction. In
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addition to providing value to our shareholders through a larger, more diverse company, we believe the transaction offers substantial benefits to our customers. We believe it is important to try to gain a reasonable settlement with DOJ and a reasonable regulatory approval in New Jersey to achieve these benefits.”
The final decision on whether to proceed with the merger will rest with the boards of both Exelon and PSEG after the terms and conditions of regulatory requirements are known. Closing is anticipated in the third quarter upon completion of all required regulatory actions.
Exelon and PSEG expect to hold a conference call for investors following the next major development in regulatory proceedings.
Corporate Profiles
Exelon Corporation is one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.2 million customers in northern Illinois and Pennsylvania and natural gas to more than 470,000 customers in southeastern Pennsylvania. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.
Public Service Enterprise Group (PSEG) (NYSE:PEG) is a publicly traded diversified energy company with annual revenues of more than $12 billion, and three principal subsidiaries: PSEG Power, one of the largest independent power producers in the U.S.; Public Service Electric and Gas Company (PSE&G), New Jersey’s oldest and largest energy distribution utility company; and, PSEG Energy Holdings, a holding company for other non-regulated energy businesses.
Forward-Looking Statements
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include risks associated with the proposed merger of Exelon and PSEG that are included in the joint proxy statement/prospectus that Exelon filed with the SEC pursuant to Rule 424(b)(3) on June 3, 2005 (Registration No. 333-122704). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this release. Exelon and PSEG do not undertake any obligation to publicly release any revision to the forward-looking statements to reflect events or circumstances after the date of this release.
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